               THIS DEBENTURE AND THE SHARES OF COMMON STOCK INTO
             WHICH IT IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER
                THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD,
             OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED
              IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT
            UNDER SUCH ACT, AN OPINION OF COUNSEL SATISFACTORY TO THE
                MAKER THAT SUCH REGISTRATION IS NOT REQUIRED, OR
                  UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

                          THIS DEBENTURE IS SUBJECT TO
                   A RIGHT OF SETOFF. SEE SECTION 20, HEREIN.


                       8 % CONVERTIBLE DEBENTURE DUE 1999

No.01

$9,000,000.00                                      Issuance Date: August 3, 1994


         BAILEY CORPORATION, a Delaware corporation (the "Maker"), promises to pay to Premix/E.M.S. Inc., an Ohio corporation, or registered assigns ("EMS"), the principal sum of NINE MILLION AND NO/100 DOLLARS ($9,000,000.00) as follows:

         1. Payment of Principal and Interest. Subject to conversion of this Debenture or acceleration of its Maturity Date, the Maker shall pay interest and principal on this Debenture as follows:

         (a) The Maker shall pay interest at the rate of 8% per annum, semiannually on January 31 and July 31 of each year, commencing on January 31, 1995. Interest on this Debenture shall accrue from the most recent date on which interest has been paid or if no interest has been paid from the Date of Issuance.

         (b) The Maker shall pay the outstanding principal amount of this Debenture on July 31, 1999 (the "Maturity Date").

In the event any payment of principal, interest or other amount is due on a day which is a Legal Holiday (as defined below), the payment shall be extended to the next succeeding day which is not a Legal Holiday, together with interest thereon to the date of payment.

The Maker further agrees to pay all out-of-pocket expenses reasonably incurred by EMS in connection with any amendments, modifications or waivers of the provisions hereof or reasonably incurred by EMS in connection with the enforcement or protection of its rights in connection with this Debenture, including but not limited to reasonable attorneys' fees.

         2. Manner of Payment. The Maker will make payments of principal on this Debenture to EMS or to EMS's order in immediately available funds according to wire transfer directions provided by EMS to the Maker, which directions may be changed by written notice to the Maker, and will make payments of interest in immediately available funds by said wire transfer or by check mailed to the office of EMS as set forth in the registration books of the Maker established for this Debenture or as otherwise directed by EMS by written notice to the Maker.

         3. Asset Purchase Agreement. This Debenture is given as partial payment for the purchase of substantially all the assets of EMS, in accordance with the terms of an Asset Purchase and Sale Agreement, dated as of July 31, 1994, by and between Maker and EMS ("Asset Purchase Agreement"). The Maker repeats and reaffirms its representations and warranties contained in the Asset Purchase Agreement as if set forth herein at length. Capitalized terms herein, unless otherwise defined herein shall have the meanings given therein in the Asset Purchase Agreement.

         4. Prepayment. This Debenture may not be prepaid.

         5. Concerning Interest. All agreements between Maker and EMS are expressly limited so that in no contingency or event shall the amount paid or agreed to be paid to EMS for the use, forbearance or detention of the money to be lent hereunder exceed the maximum amount permissible under the applicable federal and state usury laws. It is therefore the intention of the Maker and EMS to conform strictly to state and federal usury laws applicable to this Debenture and to limit the interest paid on this Debenture to the amount herein stated or the highest rate of interest according to law, whichever is the lesser. Therefore, in this Debenture or in any of the documents securing payment hereof or otherwise relating hereto, the aggregate of all interest or any other charges constituting interest under the applicable law contracted for, chargeable, or receivable under this Debenture or otherwise in connection with this Debenture shall under no circumstances exceed the maximum amount of interest permitted by law. If any excess of interest in such respect is provided for or shall be adjudicated to be so provided for in this Debenture or in any of the documents securing payment hereof or otherwise relating hereto, then in such event:

                 (a) The provisions of this Section 5 shall govern and control;

                 (b) Neither Maker, its successors or assigns nor any other party liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum permitted by law;

                 (c) Any excess of said interest shall be deemed a mistake and is hereby canceled automatically and if theretofore paid, shall at the option of EMS be refunded to Maker or, to the extent permitted by law, notwithstanding Section 4 hereof, credited to the principal amount of this Debenture as a prepayment; and (d) The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under said law as is now or may hereinafter be construed by courts of appropriate jurisdiction and to the extent permitted by law, the determination of the rate of interest shall be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Debenture, all interest at any time contracted for, charged or received from Maker in connection with this Debenture.

         6. Conversion. The holder of this Debenture may convert it in whole or in part (but if in part in an amount not less than $25,000.00) into Common Stock of the Maker at any time after July 31, 1995 and prior to 5 p.m. Eastern time on the Maturity Date; provided. however that except for conversion on the Maturity Date, it shall be a condition to such conversion that the holder of this Debenture deposit into escrow pursuant to the Escrow Agreement dated as of July 31, 1994 among Maker, EMS and Huntington Trust Company N.A. (the "Escrow Agreement") an amount of cash equal to the lesser of Nine Million Dollars ($9,000,000.00) or the Fair Market Value as of the conversion date of the Common Stock received upon the conversion. The number of shares of Common Stock issuable upon conversion of this Debenture shall be determined by dividing the principal amount to be converted by the Conversion Price and rounding to the nearest full share. The "Conversion Price" shall be $10.00. The Conversion Price shall be subject to adjustment as provided in Sections 9, 10, and 11 hereto. Provisions of this Debenture that apply to conversion of the entire Debenture also apply to conversion of a portion of it.

         7. Conversion Procedure. To convert this Debenture, the holder must (1) complete and sign the conversion notice at the end of this Debenture, (2) surrender the Debenture to the Maker, (3) furnish appropriate endorsements and transfer documents if required by this Debenture and (4) fund the escrow as provided in Section 6 hereof. The date on which the holder hereof completes these requirements is the conversion date. As soon as practical, the Maker shall deliver or cause to be delivered a certificate for the number of shares of Common Stock issuable upon the conversion, registered in the name or according to the instructions of EMS, and shall pay accrued interest on the principal amount so converted from the date interest on this Debenture was last paid to the conversion date. In the event less than all of the principal amount of this Debenture is converted, the Maker will also issue a new Debenture with the same tenor and terms, reflecting the new principal amount. The person in whose name the certificate is registered shall be treated as a stockholder of record on or after the conversion date. The Maker will pay the costs of any documentary, stamp, transfer or similar tax incurred in connection with the conversion of this Debenture. However, EMS shall pay any such tax which is due because the shares are issued in a name other than EMS's name. A conversion date may not be a Legal Holiday, provided that if the Maturity Date is a Legal Holiday, a conversion notice and this Debenture may be submitted for conversion on the next succeeding day that is not a Legal Holiday. "Legal Holiday" shall mean a Saturday, a Sunday or any other day on which banking institutions in the State of Ohio are not required to be open.

         8. Reservation of Common Stock. The Maker shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury sufficient shares of Common Stock to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon conversion of this Debenture shall be validly issued, fully paid and nonassessable shares of Common Stock of the Maker. The Maker shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of this Debenture and shall use its best efforts to list such shares on each national securities exchange on which the Common Stock is listed and on the NASDAQ if the Common Stock is so listed.

         9. Adjustment for Changes in Capital Stock. If the Maker:

                  (a) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                  (b) subdivides its outstanding shares of Common Stock into a greater number of shares;

                  (c) combines its outstanding shares of Common Stock into a smaller number of shares;

                  (d) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

                  (e) issues by reclassification of its Common Stock any shares of its capital stock,

then the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of this Debenture thereafter converted may receive the number of shares of capital stock of the Maker or amount of other consideration which such holder would have received immediately following such action if such holder had converted the Debenture immediately prior to such action.

         The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

         10. Adjustment for Rights Issue. If the Maker distributes any rights or warrants to all holders of its Common Stock entitling them for a period expiring within 60 days after the record date mentioned below to purchase shares of Common Stock at a price per share less than the Current Market Price per share on that record date, the Conversion Price shall be adjusted in accordance with the formula:

                                                     N X P
                                                     -----
                                                 0 +    M
                                                 ---------
                                        C'   =C X
                                                   0 + N

where:

         C'= the adjusted Conversion Price. C = the current Conversion Price.

         O = the number of shares of Common Stock outstanding on the record date.

         N = the number of additional shares of Common Stock offered.

         P = the offering price per share of the additional shares.

         M = the current market price per share of Common Stock on the record date.

         The adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights or warrants.

         "Current Market Price" means the average of the Closing Market Prices (as hereinafter defined) for each of the trailing 30 trading days commencing 45 trading days prior to the determination of the Current Market Price. The "Closing Market Price" means (a) the closing bid price on the NASDAQ National Market System (if so quoted) or the NASDAQ Small Cap listings (if so quoted), in each case as reported in the Wall Street Journal, or by the National Quotation Bureau, Inc., or (b) if the Common Stock shall not be so quoted, if the Common Stock shall be traded on the New York Stock Exchange or the American Stock Exchange, the closing sales price of the Common Stock on the exchange on which the Common Stock is listed or if there shall have been no sales on any day for which the Current Market Price is to be determined then the average of the bid and asked price at the end of such day. In the absence of such a quotation, the Maker shall determine the Current Market Price on the basis of such quotations as its considers appropriate in good faith.

         11. Adjustment for Other Distributions. If the Maker distributes to all holders of its Common Stock any of its assets or debt securities or any rights or warrants to purchase securities of the Maker, the Conversion Price shall be adjusted in accordance with the formula:

                                  M - F
                                  -----
                        C' = C X
                                    M
where:

         C'= the adjusted Conversion Price

         C = the current Conversion Price.

         M = the Current Market Price per share of Common Stock on the record date mentioned below.

         F = the fair market value on the record date of the assets, securities, rights or warrants applicable to one share of Common Stock. The Maker's Board of Directors shall determine the fair market value in good faith.

         The adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

         This Section 11 does not apply to (a) cash dividends or cash distributions paid out of consolidated current or retained earnings as shown on the books of the Maker, or (b) rights or warrants referred to in Section 10.

         12. When Adjustment may be Deferred. No adjustment in the Conversion Price need to be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

         All calculations shall be made to the nearest cent or to the nearest whole share, as the case may be

         13. When No Adjustment Required. No adjustment need be made for rights to purchase Common Stock pursuant to a Maker plan for reinvestment of dividends or interest. No adjustment need be made for a change in, or elimination of, the par value of the Common Stock.

         14. Notice of Adjustment. Whenever the Conversion Price is adjusted, the Maker shall promptly mail to holders of this Debenture a certificate from the Maker's chief financial officer briefly stating the facts requiring the adjustment and the manner of computing it. Absent manifest error, the notice shall be conclusive evidence that the adjustment is correct.

         15. Notice of Certain Transactions. If:

                  (a) the Maker takes any action that would require an adjustment in the Conversion Price pursuant to Sections 9, 10, or 11; or

                  (b) the Maker takes any action that would require a supplement to this Debenture pursuant to Section 16; or

                  (c) there is a liquidation or dissolution of the Maker, the Maker shall mail the holders of this Debenture a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Maker shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

         16. Reorganization of Maker. If the Maker is a party to a transaction subject to Section 15 or a merger which reclassifies or changes its outstanding Common Stock, the person obligated to deliver securities, cash or other assets upon conversion of this Debenture shall enter into a supplement to this Debenture If the issuer of securities deliverable upon conversion of this Debenture is an affiliate of the surviving, transferee or lessee corporation, that issuer shall join in the supplement.

         The supplement to this Debenture shall provide that the holder of this Debenture may convert it into the kind and amount of securities, cash or other assets which he would have owned immediately after the consolidation, merger, transfer or lease if he had converted the Debenture immediately before the effective date of the transaction. The supplement to this Agreement shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in Sections 9, 10, or 11. The successor Maker shall mail to the holder of this Debenture a notice briefly describing the supplement to this Agreement.

         If this Section applies, Section 9 shall not apply.

         17. Covenants. The Maker covenants and agrees that so long as this Debenture is outstanding and until all principal, accrued interest and other amounts due hereunder have been paid in full, unless otherwise consented to by EMS in writing:

                 (a) Reporting.

                          (1) Annual Reports. Within 90 days after the end of its fiscal year, the Maker shall furnish to EMS two copies of its consolidated financial statement consisting of consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows, together with notes to consolidated financial statements for such fiscal year, audited and certified by its independent certified public accountants. These financial statements may be furnished as incorporated in the Maker's Annual Report to its stockholders and/or in its Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Such financial statements shall be accompanied by a certificate signed by the Maker's President or Chief Financial Officer stating that, as of the date of the certificate, the Maker was not in default of any representation, agreement or covenant set forth herein, or if a condition or event of non-compliance or default exists, specifying the nature and status thereof.

                          (2) Quarterly Reports. Within 45 days after the end of each fiscal quarter, the Maker shall furnish to EMS two copies of its unaudited consolidated financial statements consisting of consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. These financial statements may be furnished as incorporated in the Maker' s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.

                          (3) Other Reports. Promptly after release or submission, the Maker shall furnish to EMS two copies of all reports, proxy statements and financial statements which it sends to its stockholders or which are filed with the Securities and Exchange Commission or the National Association of Securities Dealers ("NASD")

                          (4) Additional Information. From time to time the Maker shall furnish to EMS other data and information as EMS may reasonably request. In the event any of such information is proprietary or confidential, EMS will comply with Section 7.9 of the Asset Purchase Agreement with respect to such information.

                 (b) Insurance. The Maker shall maintain and keep in force and will cause each Subsidiary to maintain and keep in force, insurance carried with financially sound and reputable insurance companies on all their property, in such amounts and covering such risks as is consistent with sound business practice for companies similarly situated and in the same or similar businesses, including such insurance as is required by the terms of any Security Documents.

                 (c) Taxes. The Maker will, and will cause each Subsidiary to file all required tax returns or filings and to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

                 (d) Inspection. The Maker shall permit authorized representatives of EMS to visit and inspect the properties, and financial and accounting records of the Maker and their Subsidiaries, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with officers and accountants, all upon reasonable notice during normal business hours. In the event any of such information is proprietary or confidential, EMS will comply with
         Section 7.9 of the Asset Purchase Agreement with respect to such information. The Maker shall maintain complete and accurate books and records of its transactions in accordance with GAAP.

                 (e) Dividends; Voluntary Repayment of Debt. The Maker will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding or voluntarily prepay any Indebtedness; provided, however, that (i) a Subsidiary may declare and pay dividends to Maker and prepay indebtedness to Maker, (ii) Maker's subsidiary, Bailey Manufacturing Corporation, may make a voluntary prepayment not exceeding $5,050,000.00 in principal amount of its Non-Negotiable Fixed Asset Promissory Note issued to The Boler Company, and (iii) as long as Maker has Consolidated Net Worth at least equal to twice the outstanding principal amount of this Debenture (as reported in Maker's quarterly or annual financial statements filed with the SEC) Maker may declare and pay dividends to holders out of its capital stock and voluntarily prepay Indebtedness in a cumulative amount not exceeding for any quarterly or annual period 80% of its net income after taxes for such period.

                 (f) Indebtedness. The Maker shall not, nor shall it permit any Subsidiary to, create, incur, suffer to exist any Indebtedness, except Indebtedness:

                           (1) existing as of the Closing Date (including
                  refinancings and replacements thereof);

                           (2) under this Convertible Debenture and a secured
                  promissory note of Maker to EMS of even date;

                           (3) under the Maker's credit facility with BayBank or
                  any replacement facility;

                           (4) under Maker's existing lease lines of credit or
                  any additions or replacements thereto;

                           (5) to finance the cost of fixed assets provided that
                  the principal amount of such Indebtedness shall at no time exceed the lesser of cost or fair market value of such fixed assets;

                           (6) which is unsecured or which consists of mandatory
                  redeemable preferred stock; and

                           (7) which arises from guarantees issued in the
                  ordinary course of business by the Maker and any Subsidiary including contingent reimbursement obligations relating to workers' compensation, retiree healthcare and other local, state and federal funding obligations.

                 (g) Liens. The Maker shall not, nor shall it permit any Subsidiary to, create, incur or suffer to exist any Lien in, of or on the property of the Maker or any Subsidiary, except for:

                           (1) Liens existing as of the Closing Date;

                           (2) Liens granted in favor of EMS pursuant to the
                  Security Documents;

                           (3) Liens expressly permitted by the terms of the
                  Security Documents;

                           (4) Liens imposed by law, such as carriers',
                  materialmans', mechanics' and landlords' liens and other similar liens arising in the ordinary course of business which secure payment of obligations either not overdue or being contested in good faith;

                           (5) Utility easements, building restrictions and such
                  other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material adverse way affect the marketability of the same or the use thereof;

                           (6) Liens incurred in the ordinary course of business
                  in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits and, in each case, for which adequate reserves are maintained;

                           (7) Liens securing any Indebtedness permitted to be
                  existing and secured under Section 17(f) hereof; and

                           (8) Liens evidenced by informational filings pursuant
                  to Section 9408 of the Uniform Commercial Code by lessors under Section 17(g) hereof.

         (h) Transactions With Affiliates. The Maker shall not, and shall not permit any Subsidiary to, enter into any transaction (including the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Maker's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Maker or such Subsidiary than the Maker or such Subsidiary would obtain in a bonafide arm's-length transaction with a nonaffiliated person or entity. As used herein an Affiliate shall include any Person who is a member of the Maker's or any Subsidiaries' board of directors and any Person who (alone or in conjunction with spouse, children, parents or siblings or entities owned or controlled by them) owns 5 % or more of the capital stock of the Maker.

         (i) ERISA Obligations. The Maker shall not and shall not permit any affiliates of the Maker to terminate any defined benefit employee benefit plan or take any other action which could result in any material liability to the Pension Benefit Guaranty Corporation, nor shall Maker engage in any transaction which would cause it to be subject to any civil penalty under the ERISA or tax under Section 4975 of the Internal Revenue Code in excess of $1,000,000, or permit to exist any accumulated funding deficiency in excess of $1,000,000 with respect to any employee benefit plan subject to Title IV of ERISA.

         (j) Leverage Ratio. The Maker will not permit the ratio of its Consolidated Total Liabilities to Consolidated Net Worth (as calculated from Maker's quarterly and annual balance sheet) to exceed 5 to 1 as at the end of any quarterly or annual period.

         (k) Merger. The Maker will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person or change the nature of its business in any material respect; provided, however, that any Subsidiary may merge with and into the Maker or any other wholly-owned Subsidiary, and any wholly-owned Subsidiary may be dissolved with its assets distributed to the Maker or another wholly-owned Subsidiary.

         18. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

                 (a) Except as provided in Section 20, default in payment of interest or any other amounts on this Debenture for more than five (5) days after the due date; or default in payment of principal on this Debenture when due for more than three (3) days after the due date;

                 (b) Default in the due performance of any term, covenant or agreement contained Section 17, clauses (e), (f), (g), (h), (i), (j) and (k) of this Debenture;

                 (c) Default in the due performance of any term, covenant or agreement (other than default in the terms, covenants, or agreements specified in Section 18(b) hereof) and such default is not cured within thirty (30) days;

                 (d) (x) Default continuing longer than any period of grace provided for therein in any payment of any principal or interest of any Indebtedness of Maker or any Subsidiary, and such default is not waived or (y) default in any other material term thereof which results in the acceleration of the maturity of such Indebtedness;

                 (e) The Maker or any Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code in Title 11 of the United States Code (as amended, modified, succeeded or replaced, from time to time, the "Bankruptcy Code"); or an involuntary case is commenced against the Maker or any Subsidiary under the Bankruptcy Code and the petition is not dismissed or stayed within 60 days after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of all or substantially all of the property of the Maker or any Subsidiary; or the Maker or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of the debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker or any

         Subsidiary; or there is commenced against the Maker or any Subsidiary any such proceeding which remains undismissed for or which is not stayed within a period of 60 days; or the Maker or any Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Maker or any Subsidiary suffers appointment of any custodian or the like for it or for any substantial part of its property to continue unchanged or unstayed for a period of 60 days; or the Maker or any Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Maker or any Subsidiary for the purpose of effecting any of the foregoing;

                 (f) A judgment or decree for the payment of money is entered against the Maker or any Subsidiary in excess of $1,000,000 (but only to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) or an attachment, execution or levy is made upon any of the assets of Maker or any Subsidiary and is not discharged within 60 days or stayed on appeal;

then, in any such event, and at any time thereafter, EMS may with notice to the Maker take any of the following actions without prejudice to the rights of EMS to enforce its claims against the Maker except as otherwise specifically provided for herein:

                  (i) declare the unpaid principal and any accrued and unpaid interest in respect of this Debenture to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker;

                 (ii) reduce any claim to judgment;

                (iii) without notice of default or demand, pursue and enforce any of EMS's rights and remedies under this Debenture, or otherwise provided under pursuant to any applicable law or agreement.

         19. Remedies Upon Default; Deposit of Proceeds into Escrow. The rights and remedies of EMS as provided in this Debenture or otherwise shall be cumulative and may be pursued singly, successively, or together against any funds, property or security held by the holder for payment or security, in the sole discretion of EMS. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

         In the event that this Debenture becomes due and payable prior to the Maturity Date then Maker shall pay such sums into escrow pursuant to the terms of the Escrow Agreement to be held until the Maturity Date and to be available in the event of claims for set-off pursuant to Section 20 hereof.

         20. Right of Setoff in Environmental Indemnification Agreement. Notwithstanding anything in this Debenture to the contrary, no default or Event of Default will exist on account of nonpayment of interest or principal where, acting strictly pursuant to the provisions of the Environmental Indemnification Agreement, the Maker effects a valid setoff permitted thereby by deposit of such sums pursuant to the Escrow Agreement.

         21. No Recourse. A director, officer, employee or stockholder, as such, of the Maker shall not have any liability for any obligations of the Maker under this Debenture for any claim based on, in respect or by reason of such obligations or their creation. Each holder of this Debenture by accepting this Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debenture.

         22. Governing Law. This Debenture shall be governed and construed in accordance with the internal laws of the State of Ohio, except where the substantive laws of another jurisdiction mandatorily apply.

         23. Enforcement. Any legal action or proceeding with respect to the Debenture or any document related hereto may be brought in the courts of the State of Ohio or of the United States of America located in Columbus, Ohio, and by execution and delivery of this Debenture, the Maker hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Maker hereby irrevocably and unconditionally waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of the forum non conveniens which it now or hereafter may have to the bringing of any action or proceeding in such jurisdiction.

         24. Exchange, Registration, Transfer. EMS may surrender this Debenture for exchange at the principal office of the Maker. As soon as practical thereafter and without expense (other than transfer taxes, if any) to EMS, the Maker shall issue in exchange therefor another Debenture or Debentures for the same aggregate principal amount as the unpaid principal amount of the Debenture so surrendered, having the same tenor and terms as this Debenture; provided that new Debentures shall only be issued in a minimum denomination of $25,000. Each such new Debenture shall be payable to such person or persons, or order, as EMS may designate in writing, and each such new payee shall be deemed EMS hereunder. This Debenture may be transferred by EMS to a new holder by surrender of this Debenture at the principal office of the Maker for cancellation, endorsed or accompanied by a written instrument of transfer, in form reasonably satisfactory to the Maker, duly executed by or on behalf of EMS, and thereupon the Maker will issue and deliver a new Debenture registered in the name of the transferee for a like principal amount and dated as of the date to which interest had been paid on the Debenture so transferred. The Maker will maintain appropriate records for the registration and transfer of Debenture(s). The Maker will be required to record the transfer of a Debenture only if and when a subsequent holder shall have presented such Debenture to the Maker for inspection, properly endorsed or assigned and in order for transfer, and delivered to the Maker and written notice of its acquisition of such Debenture and designated in writing an address to which payments on and notices in respect of such Debentures shall be transmitted. In addition, any subsequent holder shall undertake to be bound by the terms of the Intercreditor Agreement, and if such subsequent holder is an Affiliate of EMS, SPVI or Premix such holder shall also execute an investment representation if such is deemed necessary in the reasonable opinion of Maker's securities law counsel. The Maker may treat the person shown on its books as the registered owner of a Debenture as the owner thereof for all purposes.

         25. Termination of Conversion Right upon Certain Assignments. Anything in Section 24 to the contrary notwithstanding, in the event that this Debenture is surrendered for registration in the name of an Unaffiliated Transferee, the rights of the holder hereof to convert this Debenture into Common Stock of the Maker shall thereupon terminate in their entirety. For purposes of this provision, an "Unaffiliated Transferee" is any person who is not an Affiliate of SPVI or Premix.

         26. Registration Procedures and Expenses. The Maker shall:

                 (a) promptly following the date of issuance of this Debenture but in no event later than thirty (30) business days thereafter, file with the Commission a registration statement on a form available for the registration and sale of the common stock which may be issued upon conversion of this Debenture (the "Registrable Shares") by EMS from time to time on the NASDAQ or in privately-negotiated transactions (the "Registration Statement").

                 (b) use its best efforts, subject to receipt of necessary information from EMS, to cause the Registration Statement to become effective within ninety (90) days after it has been filed with the Commission (the Registration Statement, at the time it becomes effective, shall comply as to form in all material respects with the applicable requirements of the Securites Act, the General Rules and Regulations and Instructions of the Commission, and at such time neither the Registration Statement nor the prospectus included therein shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading;

         provided, however, that the Maker makes no representations or warranties as to any statement made in the Registration Statement or the prospectus included therein in reliance upon an in conformity with information furnished in writing to Maker by or on behalf of EMS, specifically for use in connection with the preparation of the Registration Statement and such prospectus).

                 (c) subject to receipt of necessary information from EMS, prepare and file with the Commission with all reasonable speed under the circumstances such amendments and supplements to the Registration Statement and the prospectus used in connection therewith and such reports as may be required to be filed pursuant to the Exchange Act to keep the Registration Statement effective until the earlier of (i) the time all the Registrable Shares have been sold pursuant thereto or otherwise; (ii) the time all the Registrable Shares then held by Purchasers could be sold without a registration statement under Rule 144 promulgated under the Securities Act or otherwise; or (iii) the time at which the Debenture is transferred to an Unaffiliated Transferee.

                 (d) furnish (so long as the Maker shall be obligated to keep the Registration Statement effective) to EMS with respect to the Registrable Shares registered under the Registration Statement (and to each underwriter, if any, of such Registrable Shares) such number of copies of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act and such other documents as EMS may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by EMS.

                 (e) file (so long as the Maker shall be obligated to keep the Registration Statement effective) documents required of the Maker for normal blue sky clearance in states specified in writing by EMS; provided, however, that the Maker shall not be required to qualify to do business, or qualify as a broker or dealer in securities or consent to service of process or subject itself to taxation in any jurisdiction in which it is not now so qualified or so subjected or has not so consented.

                  (f) bear all reasonable expenses in connection with the procedures in paragraphs (a) through (e) of this Section 26, other than fees and expenses, if any, of counsel or other advisers to EMS.

         EMS agrees that it will not effect any disposition of the Registrable Shares that would constitute a sale within the meaning of the Securities Act except in compliance with the Securities Act. In addition, EMS hereby severally covenants with the Maker not to make any sale of the Registrable Shares without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied and to promptly advise the Maker of any changes in the information concerning the Maker contained in the aforesaid Registration Statement EMS acknowledges that occasionally there may be times when the Maker must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Maker and declared effective by the Commission, or until such time as the Maker has filed an appropriate report with the Commission pursuant to the Exchange Act. EMS hereby covenants that it will not offer or sell any Registrable Shares pursuant to any prospectus during the period commencing at the time at which the Maker gives EMS notice of the suspension of the use of said prospectus and ending at the time the Maker gives EMS notice that the Maker may thereafter effect sales pursuant to said prospectus.

         Until the third annual anniversary of the earlier of the Maturity Date or the last conversion date which results in the complete conversion of this Debenture, absent the written consent of Maker, sales of Registrable Shares by EMS shall be limited in amount in any three month period to the greater of (x) one percent of the number of shares of Maker's Common Stock that are then issued and outstanding or (y) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the NASDAQ/NMS during the four calendar weeks preceding any such sale.

         27. Indemnification. For the purpose of this Section 27:

                  (a) the term "Selling Stockholder" shall include EMS and any affiliate of such Purchaser;

                  (b) the term "Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to either Registration Statement referred to in Section 26; and

                  (c) the term "untrue statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. The Maker agrees to indemnify and hold harmless EMS from and against any losses, claims, damages or liabilities to which EMS may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement contained in the Registration Statement on the effective date thereof, or arise out of any failure by the Maker to fulfill any undertaking included in the Registration Statement and the Maker will reimburse EMS for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Maker shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Maker by or on behalf of EMS for use in preparation of the Registration Statement, or the failure of EMS to comply with the W covenants and agreements contained in Section 26 hereof respecting sale of the Registrable Shares.

         EMS agrees to indemnify and hold harmless the Maker (and each person, if any, who controls the Maker within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each officer of the Maker who signs the Registration Statements and each director of the Maker) from and against any losses, claims, damages or liabilities to which the Maker (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure to comply with the covenants and agreements contained in
Section 26 hereof respecting sale of the Registrable Shares, or any untrue statement contained in the Registration Statement on the effective date thereof if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of EMS for use in preparation of the Registration Statement, and EMS will reimburse the Maker (or such officer, director or controlling person), as the case may be, for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

         Promptly after receipt by an indemnified person of notice of the commencement of any action (including any governmental investigation or inquiry), such indemnified person will, if a claim in respect thereof is to be made against an indemnifying person pursuant to this Section 27, give written notice to such indemnifying person of the commencement thereof, but the omission so to notify the indemnifying person will not relieve it from any liability which it may have to any indemnified person otherwise than pursuant to the provisions of this Section 27. In case any such action is brought against any indemnified person, and it notifies an indemnifying person of the commencement thereof, the indemnifying person will be entitled to participate in, and to the extent that it may wish, jointly with any other indemnifying person similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified person, and after notice from the indemnifying person to such indemnified person, the indemnifying person shall not, except as hereinafter provided, be responsible for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. Such indemnified person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified person unless (i) the indemnifying person has agreed to pay such fees and expenses or (ii) the indemnifying person shall have failed to assume the defense of such action or proceeding or has failed to employ counsel satisfactory to such indemnified person in any such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such indemnified person and the indemnifying person, and such indemnified person shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual material differing interests between them (in which case, if such indemnified person notifies the indemnifying person in writing that it elects to employ separate counsel at the expense of the indemnifying person, the indemnifying person shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified person, it being understood, however, that the indemnifying person shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for such indemnified person and any other indemnified persons, which firm shall be designated in writing by such indemnified parties). The indemnifying person shall not be liable for any settlement of any such action or proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned, but if settled with its written consent, or if there by a final judgment for the plaintiff in any such action or proceeding, the indemnifying person agrees to indemnify and hold harmless such indemnified person or persons from and against any loss or liability by reason of such settlement or judgment.

         In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this Section 27 is made but it is found in a final judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Maker, on the one hand, and EMS, on the other hand, shall contribute to the losses, claims, damages, liabilities or costs to which the indemnified persons may be subject in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, liabilities or costs, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined with reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities or costs referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

         28. Definitions. Capitalized terms used herein shall have the following meanings:

                  "Commission" or " "SEC" means the Securities and Exchange Commission.

                  "Common Stock" means the common stock of Maker, par value $0.10 per share.

                  "Consolidated Net Worth" means, on any date, the consolidated stockholder's equity of Maker and its Subsidiaries on that date.

                  "Consolidated Total Liabilities" means, on any date, the consolidated liabilities (including both current and long term liabilities) and other long term obligations of Maker and its Subsidiaries on that date.

                  "Environmental Indemnification Agreement" means the Environmental Indemnification Agreement dated as of July 31, 1994 between Maker and EMS.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "GAAP" means generally accepted accounting principles, consistently applied.

                  "Indebtedness" shall mean, with respect to any person, the following classes of indebtedness, obligations and liabilities of such person: (1) all"liabilities" for indebtedness for borrowed money which would be reflected on a balance sheet of such person prepared in accordance with GAAP; (2) all obligations of such person in respect of any guaranty; (3) all obligations of such person in respect of any capital lease, (4) all obligations, indebtedness and liabilities secured by an lien or any security interest on any property or assets of such Person, and (5) all mandatory redeemable preferred stock of such person valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

                  "Intercreditor Agreement" means the Intercreditor Agreement dated as of July 31, 1994 between Baybank, a Massachusetts trust company, and EMS.

                  "Lien" means any mortgage, pledge, security interest, or other encumbrance.

                  "Material Adverse Effect" means with respect to Maker a material adverse change in, or an event or condition which has or could reasonably be expected to have a material adverse effect upon, the business, properties, financial condition, prospects or results of operations of Maker and its Subsidiaries, taken as a whole, from that reflected in Maker's July 31, 1993 audited consolidated financial statements.

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Security Documents" means the three Purchase Money
         First Mortgage and Security Agreements dated of even date between Maker and EMS with respect to land, buildings, equipment and machinery located at Portland, Indiana, Hartford City, Indiana and Lancaster, Ohio.

                 "Subsidiaries" means Bailey Manufacturing Corporation and Bailey Transportation Products, Inc, and each other corporation, partnership or other person which may be controlled by Maker through the ownership of 50% or more of the voting securities of such person.

         IN TESTIMONY WHEREOF, the Maker has caused this instrument to be executed in its corporate name by its Vice Chairman of its Board of Directors, and its corporate seal to be hereto affixed.


                                         BAILEY CORPORATION



                                         By: __________________________________


[Corporate Seal]

                                CONVERSION NOTICE

To convert this Debenture into Common Stock of the Maker, place a check in this line:

                                                                     __________


To convert only a part of this Debenture, state the principal amount to be converted:

If you want the stock certificate made out in another person's name, fill in the form below:

__________________________________
Name

__________________________________
Address

__________________________________
City, State and Zip Code

__________________________________
Social Security or Tax I.D. Number